UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 25, 2007

Date of Report (Date of earliest event reported)

Captaris, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	0-25186	91-1190085
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10885 N.E. 4th Street, Suite 400 Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

(425) 455-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 25, 2007, Captaris, Inc., a Washington corporation (“Captaris”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Captaris, Castelle, a California corporation (“Castelle”), and Merlot Acquisition Corporation, a wholly owned subsidiary of Captaris (“Merger Sub”). The Merger Agreement contemplates that Merger Sub will merge with and into Castelle, with Castelle continuing after the merger as the surviving corporation and wholly owned subsidiary of Captaris (the “Merger”). The total contemplated merger consideration is approximately $10.8 million, net of an agreed upon closing cash balance for Castelle of $7.4 million, and is subject to adjustment as described below.

Pursuant to the Merger Agreement, at the effective time of the Merger,

•

each issued and outstanding share of Castelle common stock will be converted into the right to receive $3.95 in cash, subject to adjustment to the extent Castelle’s cash balance at the effective time of the Merger is above or below the agreed upon balance of $7.4 million, and subject to additional downward adjustment to the extent Castelle’s working capital (excluding cash) at the effective time of the Merger is less than the agreed upon target of negative $75,000 (provided that the shortfall is at least $100,000), and

•

each outstanding option to purchase shares of Castelle common stock will be converted into the right to receive an amount of cash equal to the product of (a) the number of shares as to which such option was vested and exercisable, multiplied by (b) the excess, if any, of the merger consideration to be received for each share of common stock of Castelle, as described above, over the per share exercise price of such option.

The Merger, which is expected to close in the third quarter of 2007, has been approved unanimously by the Boards of Directors of Captaris and Castelle. The members of the Castelle Board of Directors and the executive officers of Castelle have entered into voting agreements with Captaris, pursuant to which they agree to vote, and grant proxies to Captaris on their behalf to vote, all the shares of Castelle capital stock held by them for the approval of the Merger.

Completion of the Merger is subject to the approval of the shareholders of Castelle and other customary closing conditions including, among other things, the absence of any governmental order or injunction prohibiting the consummation of the Merger and the accuracy of the representations and warranties of each party. The Merger Agreement contains certain termination rights for both Captaris and Castelle, and further provides that upon termination of the Merger Agreement under specified circumstances, Castelle must reimburse Captaris for all fees and expenses actually incurred by Captaris in connection with the Merger, up to a maximum of $250,000, and pay Captaris a termination fee of $700,000.

This description of the Merger Agreement is qualified in its entirety by the terms and conditions of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. A copy of the joint press release issued by Captaris and Castelle on April 26, 2007 concerning the Merger is filed as Exhibit 99.1 hereto, and is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

The following exhibits are furnished with this report on Form 8-K:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated April 25, 2007, by and among Captaris, Inc., Merlot Acquisition Corporation and Castelle (certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request).

99.1	Joint Press Release issued by Captaris, Inc. and Castelle, dated April 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2007

Captaris, Inc.

By:	/s/ Peter Papano
Name:	Peter Papano
Title:	Chief Financial Officer